Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

June 15, 2012

Corporación Andina de Fomento,

            Torre CAF,

                        Avenida Luis Roche, Altamira,

                                     Caracas, Venezuela.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Corporación Andina de Fomento (“CAF”) in connection with the issuance and delivery of $492,906,000 aggregate principal amount of CAF’s 4.375% Notes due 2022 (the “Reopened Notes”) in exchange for certain of CAF’s outstanding debt securities (the “Old Notes”). Our opinion as to the United States federal income taxation treatment of the Reopened Notes and the Old Notes is set forth in the Prospectus Supplement, dated June 7, 2012, related to the invitation to exchange Reopened Notes for Old Notes (the “Prospectus Supplement”). We hereby consent to the quotation of our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP